Exhibit 4.1
REVOLVING CREDIT PROMISSORY NOTE

$50,000.00	March 26, 2009

     FOR VALUE RECEIVED, CDSI Holdings Inc., a Delaware corporation (the “Borrower”) hereby unconditionally promises to pay to the order of Vector Group Ltd., having an office at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 (the “Lender”), on December 31, 2012, or such later date as requested by Borrower and agreed to in writing by the Lender in its sole discretion (the “Maturity Date”), the principal sum of Fifty Thousand Dollars ($50,000.00) (the “Commitment Amount”) or such lesser amount as may be outstanding under this Revolving Credit Promissory Note (the “Note”), together with accrued unpaid interest as set forth herein.
1. Revolving Facility.
     1.1 Subject to the terms hereof, the Lender may, in its sole discretion, agree to make advances (each an “Advance”) to the Borrower upon the Borrower’s request in an aggregate amount not to exceed Fifty Thousand dollars ($50,000.00) or such lesser amounts that when combined, shall not exceed the Commitment Amount. The Borrower acknowledges and agrees that the Lender has no obligation of any kind to make any Advance and may elect at any time and without cause to not make any Advances. The Borrower and the Lender shall agree upon mutually acceptable borrowing notice procedures.
     1.2 The Lender’s records of all Advances and payments made hereunder shall, absent manifest error, be binding on the Borrower for all purposes.
     1.3 Principal amounts repaid or prepaid hereunder, subject to the terms hereof, may be reborrowed.
2. Interest; Net Payments.
     2.1 All loans outstanding hereunder shall bear interest, upon any net balance outstanding at the close of each day, which interest will be payable by the Borrower in arrears, on the Maturity Date, until the principal is paid in full pursuant to the terms hereof, at a rate of interest (calculated on a year of 360 days) equal to eleven percent (11%) per annum; provided, however, that if the Borrower does not pay the outstanding principal and interest due and owing by the Maturity Date, such amount(s) shall automatically be compounded at the Default Rate (defined below). Principal shall be repaid in full on the Maturity Date or upon such earlier date upon which demand therefor is made by the Lender; provided however, that two (2) days advance notice of any such demand is given to the Borrower.
     2.2 Any amounts outstanding on the earliest of (i) the occurrence of an Event of Default and the passage of any applicable cure period or (ii) the Maturity Date, to the extent permitted by applicable law, shall accrue interest at sixteen percent (16%) per annum (calculated on a year of 360 days) compounded quarterly (the “Default Rate”).

     2.3 All payments hereunder shall be made to the account specified by the Lender to the Borrower in immediately available funds in United States Dollars without setoff, defense or counterclaim or withholding on account of taxes, levies, duties or any other deduction whatsoever. Whenever any payment to be made hereunder shall be otherwise due on a day which is not a business day, such payment shall be made on the next succeeding business day, unless such date falls into the next calendar month (in which case payment is to be made on the preceding date) and such extension of time shall in such case be included in the computation of interest.
3. Representations and Warranties; Covenants.
     3.1 As an inducement for the Lender to make Advances hereunder, the Borrower hereby represents, warrants and covenants that on the closing date and at the time of each Advance that:
          (a) it is a Delaware corporation duly organized, validly existing and in good standing;
          (b) it has the authority and has taken all necessary action in order to execute and deliver this Note and to perform the terms and provisions set forth herein;
          (c) the Borrower’s obligations under this Note are legal, valid and binding and enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights in general;
          (d) the Borrower shall provide the Lender with such financial information regarding the Borrower, its affiliates and their respective business operations as the Lender may from time to time request;
          (e) without the prior consent of the Lender, the Borrower shall not amend its governing documents in any manner that would be adverse to the Lender;
          (f) without the prior consent of the Lender, the Borrower shall not directly or indirectly incur any indebtedness for borrowed money (or similar liability); and
          (g) without the prior consent of the Lender, the Borrower shall not directly or indirectly encumber, pledge, hypothecate or charge, any of its assets or properties or sell all or substantially all of its assets or properties.
4. Intentionally Omitted.
5. Events of Default.
     5.1 In the event of any of the following (each, an “Event of Default”):
          (a) the Borrower fails to pay any principal amount when due hereunder whether at maturity or upon demand or otherwise;

          (b) the Borrower fails to pay any interest or other amount when due hereunder;
          (c) the Borrower shall have made a material misrepresentation herein or in any other document or agreement delivered to the Lender in connection with this Note;
          (d) the Borrower fails to perform any agreement or covenant contained herein or under any other document or agreement delivered to the Lender in connection with this Note;
          (e) (i) the Borrower voluntarily commences a case or proceeding seeking liquidation, reorganization or other relief with respect to the Borrower or any of its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property (hereinafter, a “Proceeding”), or (ii) an involuntary Proceeding is commenced against the Borrower, and such involuntary Proceeding shall remain undismissed and unstayed for a period of thirty (30) days, or (iii) an order for relief shall be entered against the Borrower with respect to the disposition of any of its respective property under the bankruptcy laws as now or hereafter in effect, or (iv) the Borrower makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts;
          (f) the Borrower fails to pay any other indebtedness (on account of borrowed money or similar liability) when due, and such failure continues unremedied for more than five (5) business days following notice of the failure to pay;
          (g) one or more judgments or decrees shall be entered by a court or courts against the Borrower or any of its properties;
          (h) the Borrower sells, transfers or assigns the Note or any of the loans or Advances thereunder without the prior written consent of Lender; or
          (i) Borrower terminates or dissolves its business or takes any actions designed or intended to impair or limit in any material respect the ability of Borrower to conduct its business in the ordinary course consistent with past practices;
the obligations hereunder shall immediately and automatically become due and payable in full without further demand or notice, and the Lender shall be entitled to exercise all of its rights and remedies under this Note, and as otherwise provided under applicable law.
6. Lender’s Expenses.
     The Borrower agrees to pay or reimburse the Lender for all its reasonable costs and expenses incurred in connection with the enforcement, collection or preservation of any rights under this Note including, without limitation, reasonable fees and disbursements of counsel to the Lender. The agreements in this Section 6 shall survive repayment of the Note.

7. Cumulative Remedies; No Waiver.
     To the extent permitted by law, every remedy given hereunder to the Lender shall not be exclusive of any other remedy or remedies, and every such remedy shall be cumulative and in addition to every remedy provided by statute, law, equity or otherwise.
8. Waiver of Presentment.
      The Borrower hereby waives presentment for payment, demand, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Lender and consents to any and all such extensions of time, renewals, waivers and modifications as may be granted by the Lender with respect to the payment or other provisions of this Note without notice to the Borrower and without affecting its liability hereunder.
9. Compliance with Usury Laws.
     It is the intent of the Lender and the Borrower to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts called for under this Note, then it is the express intention of the Borrower and the Lender that such excess amount be immediately credited on the principal balance of this Note (or, if this Note has been fully paid, refunded by the Lender to the Borrower, and the Borrower shall accept such refund), and the provisions hereof be immediately deemed to be reformed and the amounts thereafter collectible hereunder reduced to comply with the then applicable laws, without the necessity of the execution of any further documents, but so as to permit the recovery of the fullest amount otherwise called for hereunder.
10. Governing Law.
          (a) This Note shall be construed in accordance with, and governed by, the laws of the State of Florida without regard to the conflicts of law principles thereof.
          (b) The Borrower agrees that there are sufficient minimum contacts of the Borrower with Miami-Dade County and the State of Florida for the purpose of conferring jurisdiction upon the federal and state courts presiding in such county and state. The Borrower consents that any legal action or proceeding arising hereunder may be brought in the Circuit Court of the State of Florida, Miami-Dade County, Florida or the United States District Court for the Southern District of Florida and assents and submits to personal jurisdiction of any such court in any action or proceeding involving the Borrower or this Note.
          (c) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11. Amendment; Entire Agreement.
          (a) This Note may not be changed, waived, modified or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any such change, waiver, modification or discharge is sought. This Note may not be assigned by the Borrower or the Lender. This Note shall be binding on the Borrower and shall inure to the benefit of the Lender.
          (b) This Note represents the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or under any other document or agreement delivered to the Lender in connection with this Note.
12. Severability.
     If any term or provision of this Note or the application thereof to any person or circumstance shall to any extent be invalid, illegal or unenforceable, the remainder of this Note or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby.
—SIGNATURE PAGE FOLLOWS—

     IN WITNESS WHEREOF, the parties hereto have caused this Note to be executed by their duly authorized officers as of the date and year first above written.

BORROWER CDSI HOLDINGS, INC., a Delaware corporation
By:	/s/ Robert M. Lundgren
	Name:	Robert M. Lundgren
	Title:	Director

LENDER VECTOR GROUP LTD., a Delaware corporation
By:	/s/ Marc N. Bell
	Name:	Marc N. Bell
	Title:	Vice President, General Counsel and Secretary
Address: 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131